Exhibit 2.1

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of November 3, 2026, is entered into by and among Skyportal Inc., a Delaware corporation (“Seller”), GPU Exchange Corp., a Delaware corporation (“Buyer”), and, solely for the limited purposes of Section 4.21 (Limited Representations of Founder), Section 6.1 (Confidentiality), Section 6.2 (Non- Competition; Non-Solicitation), Section 6.8 (Use of Name and Marks), Section 6.9 (Release) and ARTICLE VIII (Miscellaneous) (and not as a seller of any assets hereunder), Matthew Antoun, an individual and the founder and a stockholder of Seller (“Founder” and, together with Seller, each a “Restricted Party” and, collectively, the “Restricted Parties”). Seller, Buyer and, for such limited purposes, Founder are referred to herein each as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, Seller is engaged, through its Oblivus business, in the business of operating a GPU cloud computing platform that provides customers with access to GPU and other accelerated computing capacity, including (a) sourcing, procuring, contracting for and aggregating GPU and other accelerated compute capacity from data centers, cloud providers, GPU owners and other infrastructure providers; (b) selling and reselling such compute capacity to customers; (c) operating and developing the Oblivus cloud platform and technology stack through which customers access, provision, deploy, manage and use GPU computing resources; (d) operating and developing marketplace functionality through which third-party GPU owners and suppliers make their available GPU capacity accessible to customers; (e) matching and connecting customers that need GPU compute with suppliers that have available GPU capacity, and brokering and facilitating transactions between such suppliers and customers; (f) aggregating GPU capacity from multiple suppliers and making such capacity available through a common platform; and (g) the customer, supplier, data-center, infrastructure-provider and other commercial relationships associated with the foregoing, in each case as conducted by Seller through its Oblivus business as of the Closing, together with any continuation, development, extension, expansion or growth thereof by Buyer or its Affiliates following the Closing (the “Business”), which Business, for the avoidance of doubt, excludes all other businesses, products, services, technologies and activities of the Founder, the Seller and its Affiliates, including, but not limited to, Seller’s artificial intelligence, software, infrastructure-management software, AI agents, cloud-management tools, consulting, data-center technology businesses and activities, in each case solely to the extent not constituting the Business (collectively, the “Retained Businesses”); and

WHEREAS, Founder is the founder and a stockholder of Seller and acknowledges that the Transactions are being entered into for due and adequate consideration; and

WHEREAS, Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, the Purchased Assets (as defined herein) and the Assumed Liabilities (as defined herein), subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

ARTICLE I. DEFINITIONS

Capitalized terms used in this Agreement shall have the meanings set forth herein, or in Exhibit A to this Agreement, as applicable.

ARTICLE II. PURCHASE AND SALE

2.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Seller hereby sells, transfers, conveys, assigns and delivers to Buyer, and Buyer hereby purchases and acquires from Seller, free and clear of any mortgage, pledge, lien, charge, security interest, claim or other encumbrance (“Encumbrance”), all of Seller’s right, title, interest, power and privilege in, to and under the assets, properties and rights used or held for use in the conduct of the Business, including (a) the assets, properties and rights specifically described on Schedule 2.1 (which shall include each asset identified on the asset list delivered by Seller to Buyer prior to the date hereof), and (b) to the extent used or held for use in the Business, the Oblivus cloud platform and technology stack, all Intellectual Property Assets (including source code), marketplace capabilities, customer, supplier, data-center and infrastructure-provider relationships, data, domain names, Trademarks and goodwill, but excluding any Contracts (collectively, the “Purchased Assets”). All other assets, properties and rights of Seller and its Affiliates, including those used solely in the Retained Businesses, are not being sold, transferred or assigned to Buyer and shall be retained by Seller and its Affiliates.

2.2 Scope of Sale; Retained Businesses

This Agreement provides for the sale of the Business and the Purchased Assets only. The Retained Businesses, and all assets, properties, rights, Contracts and Liabilities of Seller and its Affiliates other than the Purchased Assets, are not included in the sale contemplated by this Agreement, are not being sold, transferred or assigned to Buyer, and shall remain with Seller and its Affiliates, and nothing in this Agreement is intended to limit or restrict the Retained Businesses except as expressly provided in Section 6.1 (Confidentiality), Section 6.2 (Non-Competition; Non-Solicitation) and Section 6.8 (Use of Name and Marks). Notwithstanding the foregoing, (a) from and after the Closing, Buyer and its Affiliates shall have the full and unrestricted right to own, use, operate, continue, develop, expand and grow the Business and the Purchased Assets, and nothing in this Section 2.2, in the definition of Retained Businesses or elsewhere in this Agreement shall limit such right; (b) nothing in this Section 2.2 or in the definition of Retained Businesses shall limit, narrow or exclude any Purchased Asset or any part of the Business, and in the event of any conflict or overlap between the Business and the Retained Businesses, such activity or asset shall be deemed part of the Business and, to the extent constituting an asset, a Purchased Asset; and (c) for the avoidance of doubt, (i) any asset, property or right of Seller or its Affiliates that is not used or held for use in the Business, including any asset, property or right used solely in the Retained Businesses, is not a Purchased Asset and shall be retained by Seller and its Affiliates, and (ii) Buyer is not assuming, and shall have no Liability or indemnification obligation of any kind under this Agreement or otherwise with respect to, any Liabilities of Seller or its Affiliates other than the Assumed Liabilities, and all Liabilities of Seller and its Affiliates

arising out of or relating to the Retained Businesses, whether arising before, at or after the Closing, are Excluded Liabilities and are not Assumed Liabilities.

2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer hereby assumes only those liabilities and obligations that arise from the ownership or operation of the Business or the Purchased Assets by Buyer or its Affiliates after the Closing, and only to the extent that such liabilities and obligations do not relate to any pre-Closing action, inaction, breach, default or violation by Seller or any of its Affiliates (collectively, the “Assumed Liabilities”). For the avoidance of doubt, (a) Buyer is not assuming any Contract of Seller or any liability or obligation under any Contract of Seller, and no Contract is included in the Purchased Assets, and (b) no Liability arising out of or relating to the Retained Businesses, whether arising before, at or after the Closing, shall be an Assumed Liability.

2.4 Excluded Liabilities. Other than the Assumed Liabilities expressly assumed pursuant to Section 2.3, Buyer does not assume, and shall in no way be liable for, any liabilities or obligations of Seller or any of its Affiliates of any kind, whether known or unknown, contingent, matured or otherwise, whether currently existing or hereafter created, including all liabilities and obligations arising out of or relating to (a) the operation of the Business or the ownership of the Purchased Assets prior to the Closing, (b) any Contract of Seller, (c) the Retained Businesses, whether arising before, at or after the Closing, and (d) the employment or engagement of any Transferred Personnel by Seller or any of its Affiliates at or prior to the Closing (and the employment of the Transition Employee by Seller, other than Liabilities arising from the direction or use of the Transition Employee by Buyer or its Affiliates or Buyer’s breach of Section 6.11), including all wages, fees, bonuses, commissions, benefits, expense reimbursements, severance, payroll and withholding Taxes, and any Liability arising from the classification of any Transferred Personnel as an employee or independent contractor, and such liabilities or obligations shall be retained by Seller (collectively, the “Excluded Liabilities”).

2.5 Purchase Price; Payment of Purchase Price.

(a) The aggregate consideration for the Purchased Assets (the “Purchase Price”) shall be an amount equal to:

(i) $3,000,000 (the “Closing Payment”); plus

(ii) the aggregate amount of the Milestone Payments, if any, payable to Seller in accordance with the terms and conditions set forth in Section 2.6.

(b) At the Closing, Buyer shall deliver, or cause to be delivered, by wire transfer of immediately available funds:

(i) to Seller, an amount equal to the Closing Payment; and

(ii) to the Escrow Agent, an aggregate amount equal to $375,000 (in respect of the potential First Milestone Payment), to be held and disbursed in accordance with the terms of this Agreement and the Escrow Agreement.

2.6 Milestone Payments. In addition to the Closing Payment, Seller shall be eligible to receive, as a component of the Purchase Price, Milestone Payments up to a maximum aggregate amount of $750,000 (the “Maximum Potential Milestone Payments”), subject to and in accordance with the conditions set forth in this Section 2.6.

(a) First Milestone Payment. If the Business generates average monthly Revenue during the six-month period following the Closing (the “First Milestone Period”) equal to or greater than Seventy-Nine Thousand Dollars ($79,000) (the “First Minimum Revenue Threshold”), Seller shall be entitled to receive $375,000 (the “First Milestone Payment”). For the avoidance of doubt, if the Business generates average monthly Revenue during the First Milestone Period less than the First Minimum Revenue Threshold, Seller shall not be entitled to the First Milestone Payment or any other payment in respect of the First Milestone Period.

(b) Second Milestone Payment. If the Business generates average monthly Revenue during the six-month period following the First Milestone Period (the “Second Milestone Period”) equal to or greater than One Hundred Twenty Thousand Dollars ($120,000) (the “Second Minimum Revenue Threshold”), Seller shall be entitled to receive $375,000 (the “Second Milestone Payment”). For the avoidance of doubt, if the Business generates average monthly Revenue during the Second Milestone Period less than the Second Minimum Revenue Threshold, Seller shall not be entitled to the Second Milestone Payment or any other payment in respect of the Second Milestone Period.

(c) Milestone Payment Definitions. As used in this Section 2.6, the following terms shall have the following meanings:

(i) “Milestone Payment(s)” means, individually or collectively, as applicable, the First Milestone Payment and the Second Milestone Payment.

(ii) “Milestone Period(s)” means, individually or collectively, as applicable, the First Milestone Period and the Second Milestone Period.

(iii) “Revenue” means revenue received by the Business during the applicable Milestone Period, as calculated on a cash basis (being amounts actually received in cash by Buyer or its Affiliates from the operation of the Business, net of refunds, credits and chargebacks, and including all amounts received by Buyer or any of its Affiliates from customers of the Business (and from any successor or replacement platform or offering to which such customers or the Purchased Assets are migrated), regardless of the Buyer entity or platform through which such amounts are received), which revenue shall be of the same form as the revenue reflected in the Business Financial Records, as calculated on a cash basis, consistent with the financial information provided to Buyer and as represented by Seller under this Agreement.

(d) Milestone Payment Statement.

(i) No later than 15 Business Days following the end of the applicable Milestone Period, Buyer shall deliver, or cause to be delivered, to Seller a statement (a “Milestone Payment Statement”) setting forth Buyer’s good faith determination of the applicable Milestone Payment, as well as Buyer’s calculations and reasonable documentation supporting its calculation of Revenue for the applicable Milestone Period.

(ii) Seller shall have 15 Business Days following delivery of a Milestone Payment Statement (the “Milestone Review Period”) to review the same. During the Milestone Review Period, Seller may make inquiries of Buyer, and Buyer shall make available to Seller, as reasonably requested by Seller and during normal business hours, working papers, worksheets and other documents utilized by Buyer in the preparation of such Milestone Payment Statement that are within Buyer’s possession or control. In the event Seller disputes any component of or calculation set forth in such Milestone Payment Statement, then, prior to the expiration of the applicable Milestone Review Period, Seller shall notify Buyer in writing of each such component or calculation in dispute, specifying the amount thereof in dispute and setting forth, in reasonable detail, the nature of such dispute and the basis therefor (the “Milestone Dispute Notice”). Such Milestone Dispute Notice shall contain Seller’s calculation of Revenue along with a reconciliation to Buyer’s calculations thereof and all supporting documentation, including underlying calculations, spreadsheets and schedules (if available). If Seller fails to deliver a Milestone Dispute Notice prior to the expiration of the applicable Milestone Review Period, or if Seller notifies Buyer that there are no amounts Seller wishes to dispute with respect to the applicable Milestone Payment Statement, Seller will be deemed to have accepted such Milestone Payment Statement and Buyer’s calculation of such Milestone Payment and Revenue reflected therein. If Seller timely delivers a Milestone Dispute Notice to Buyer, Seller and Buyer shall in good faith attempt to resolve any such dispute set forth therein, and any resolution by them as to any disputed amounts shall be final, binding and conclusive on the Parties. The Parties acknowledge and agree that all components of and amounts set forth in a Milestone Payment Statement not included or specified as being in dispute in the applicable Milestone Dispute Notice shall be final, binding and conclusive upon the Parties and deemed accepted by Seller.

(iii) If Buyer and Seller are unable to resolve any such disputed components or amounts within 15 Business Days after the applicable Milestone Dispute Notice is delivered by Seller to Buyer, Seller or Buyer may submit the components and amounts remaining in dispute, which were appropriately set forth in a timely delivered Milestone Dispute Notice in accordance with Section 2.6(d)(ii) (the “Unresolved Disputed Items”), for resolution to CFO Squad Inc. (the “Independent Accountant”).

(iv) Buyer and Seller shall jointly retain the Independent Accountant to resolve the Unresolved Disputed Items. If, for any reason, the Independent Accountant is unwilling or unable to serve as the Independent Accountant, and Buyer and Seller cannot otherwise mutually agree (acting in good faith) on an alternative nationally recognized independent accounting firm to serve as the Independent Accountant, then either Seller or Buyer may petition a court of competent jurisdiction to appoint an independent accounting firm to serve as the Independent Accountant. Within five Business Days of the Independent Accountant accepting its appointment, Seller and Buyer shall simultaneously exchange and submit to the Independent Accountant their respective positions and supporting documentation with regard to the Unresolved Disputed Items. Seller and Buyer shall use commercially reasonable efforts to cause the Independent Accountant to, and the Independent Accountant shall, (A) resolve all Unresolved Disputed Items in accordance with the terms and provisions of this Agreement as soon as practicable, but in any event within 20 Business Days of the Independent Accountant accepting its appointment, and render a written report detailing the resolution of each of the Unresolved Disputed Items and the resulting calculation of the amounts required to be included in the final Milestone Payment Statement, (B) address only the Unresolved Disputed Items, (C) not re-assess any undisputed item, or any undisputed component of a disputed item, (D) not assign a value to any item greater than the greatest value for such item claimed by Buyer or Seller in the applicable Milestone Payment Statement or Milestone Dispute Notice, as applicable, or less than the smallest value for such item claimed by Buyer or Seller in the applicable Milestone Payment Statement or Milestone Dispute Notice, as applicable, and (E) base the Independent Accountant’s determination solely on presentations and documentation provided by Buyer and Seller, and not on independent review. In making its determinations as to the Unresolved Disputed Items, the Independent Accountant shall act as an expert and not as an arbitrator, and the dispute resolution process under this Section 2.6(d) shall be an expert determination and not an arbitration. Buyer and Seller will furnish to each other and to the Independent Accountant such work papers and other documents and information relating to the disputed items as the Independent Accountant may reasonably request and are available to that Party (or its independent public accountants). Buyer and Seller shall provide copies to one another of all written submissions to the Independent Accountant and shall be permitted to attend (and shall receive reasonable advance written notice of) any meeting with, presentations to, or other similar communications with, the Independent Accountant. The Independent Accountant shall have exclusive jurisdiction over, and resort to the Independent Accountant as provided in this Section 2.6(d) shall be the sole recourse and remedy of the Parties against one another, or any other Person, with respect to, any Unresolved Disputed Items. The Independent Accountant’s resolution of all Unresolved Disputed Items (which, absent manifest error, shall be final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover) shall be conclusive and binding on all of the Parties and shall be enforceable in a court of Law. Any communications following the delivery of a Milestone Dispute Notice in connection with such attempts to resolve disputes set forth in the Milestone Dispute Notice may not be used against any Party for purposes of showing or proving that any Party has made any concessions or taken any positions contrary to the positions taken by Buyer in the applicable Milestone Payment Statement or by Seller in the applicable Milestone Dispute Notice. The fees and expenses of the Independent Accountant shall be borne by Buyer.

(e) Disbursement of Milestone Payment.

(i) Within five Business Days following the date upon which the applicable Milestone Payment Statement in respect of the First Milestone Period is deemed final and binding pursuant to Section 2.6(d), (A) if the First Milestone Payment is payable to Seller pursuant to this Section 2.6, Buyer and Seller shall execute and deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the First Milestone Payment, together with any interest or other earnings thereon, to Seller, or (B) if the First Milestone Payment is not payable pursuant to this Section 2.6, Buyer may deliver written instructions to the Escrow Agent, and the Escrow Agent shall be authorized and directed, without any further consent or approval of Seller, to disburse $375,000, together with any interest or other earnings thereon, to Buyer.

(ii) Within five Business Days following the date upon which the Milestone Payment Statement in respect of the Second Milestone Period is deemed final and binding pursuant to Section 2.6(d), Buyer shall deliver, or cause to be delivered, to Seller the Second Milestone Payment, if any, to which Seller is entitled pursuant to the final Milestone Payment Statement in respect of the Second Milestone Period, by wire transfer of immediately available funds, such payment being in full and final satisfaction of the obligation of Buyer to pay any Second Milestone Payment.

(f) Operation of the Business. Until the end of the Second Milestone Period, Buyer (A) will use commercially reasonable efforts to develop the Business, including using commercially reasonable efforts to maintain and develop customer, supplier and commercial relationships included in the Purchased Assets, and (B) will not intentionally divert revenue or business opportunities away from the Business or take any action primarily for the purpose of preventing satisfaction of the First Minimum Revenue Threshold or the Second Minimum Revenue Threshold. Buyer shall not, prior to the end of the Second Milestone Period, sell, transfer or exclusively license all or substantially all of the Business or the Purchased Assets to any Person unless such Person assumes in writing Buyer’s obligations under this Section 2.6, and no such transaction shall relieve Buyer of such obligations. If Buyer breaches clause (B) above, the Milestone Payment in respect of each Milestone Period affected by such breach shall be deemed earned and shall be payable to Seller in full (and, in the case of the First Milestone Payment, shall be released to Seller from escrow) within five Business Days after written notice from Seller.

(g) Nature of Milestone Payments. The Parties understand and agree that (i) the contingent rights to receive the Milestone Payments shall not be represented by any form of certificate or other instrument, are not transferable and do not constitute an equity or ownership interest in Buyer, (ii) Seller shall not have any rights as an equityholder of Buyer as a result of Seller’s contingent right to receive the Milestone Payments hereunder, and (iii) no interest is payable with respect to the Milestone Payments.

2.7 Allocation of Purchase Price. The Purchase Price and the Assumed Liabilities shall be allocated among the Purchased Assets for all purposes (including Tax and financial accounting) in accordance with Schedule 2.7 (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”). Buyer and the Seller shall file all Tax Returns in a manner consistent with the Allocation Schedule.

2.8 Third Party Consents. To the extent that any of Seller’s rights under any Purchased Asset may not be assigned to Buyer without the consent of another Person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and the Seller, at its expense, shall use commercially reasonable efforts to obtain any such required consent as promptly as possible. If any such consent is not obtained, or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, the Seller, to the maximum extent permitted by Law and such Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

ARTICLE III. CLOSING

3.1 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place by the delivery and exchange of all required closing deliverables by electronic transmission in PDF or a comparable format, simultaneously with the execution of this Agreement on the date hereof (the “Closing Date”). The consummation of the transactions contemplated by this Agreement shall be deemed to occur at 12:01 a.m. (Eastern Time) on the Closing Date.

3.2 Closing Deliverables.

(a) At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

(i) the Escrow Agreement duly executed by Seller;

(ii) a short-form bill of sale

(iii) and assignment and assumption agreement in form and substance reasonably satisfactory to Buyer (the “Bill of Sale and Assignment”) and duly executed by Seller, evidencing the transfer to Buyer of the Purchased Assets and the assumption by Buyer of the Assumed Liabilities, which shall not disclose the Purchase Price or the other economic terms of this Agreement;

(iv) an assignment agreement in form and substance reasonably satisfactory to Buyer (the “IP Assignment Agreement”) and duly executed by Seller, transferring all of Seller’s right, title and interest in and to any registered Intellectual Property Assets to Buyer;

(v) a valid Form W-9 duly executed by an officer of Seller;

(vi) a certificate of good standing of Seller issued by the Secretary of State of the State of Delaware not earlier than 10 days prior to the Closing Date;

(vii) a certificate of the Secretary or another officer of Seller certifying as to (A) the resolutions of the stockholders and directors of Seller, duly adopted and in effect, which authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and (B) the names and signatures of the officers of Seller authorized to sign this Agreement and the documents to be delivered hereunder;

(viii) a consulting agreement between Buyer and Founder, in form and substance satisfactory to Buyer and Founder, providing for transition and ongoing advisory services for aggregate compensation of $250,000 payable in cash monthly over a one-year period (the “Consulting Agreement”), duly executed by Founder;

(ix) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be reasonably requested by Buyer in connection herewith.

(b) At the Closing, in addition to the Closing Payment in accordance with Section 2.5(b)(i), Buyer shall deliver to Seller the following:

(i) the Escrow Agreement duly executed by Buyer;

(ii) the Bill of Sale

(iii) and Assignment duly executed by Buyer;

(iv) the IP Assignment Agreement duly executed by Buyer;

(v) the Consulting Agreement duly executed by Buyer;

(vi) the first Transition Payment in accordance with Section 6.11(d); and

(vii) such other customary documents, certificates, instruments or writings as may be reasonably requested by Seller in connection herewith.

ARTICLE IV.REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into and perform its obligations under this Agreement, the Seller represents and warrants to Buyer that, except as set forth in the correspondingly numbered Schedule, the statements contained in this ARTICLE IV are true and correct as of the date hereof.

4.1 Organization and Qualification of Seller.

(a) Seller is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect on the Business or the Purchased Assets.

(c) Founder is the record and beneficial owner of a majority of the voting power of the issued and outstanding shares of capital stock of Seller.

4.2 Authority of Seller. Seller has all necessary corporate power and authority to own, lease and operate its assets and properties and to carry on the Business as such Business is now being conducted. Seller has full power and authority to enter into, deliver and perform this Agreement and the other Transaction Documents to which the Seller is a party. The execution, delivery and performance of this Agreement and the other Transaction Documents by Seller and the consummation by Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite action on the part of Seller, including the approval of its board of directors and stockholders, and all consents, approvals and waivers of the holders of any convertible promissory notes, simple agreements for future equity or other securities of Seller required in connection therewith have been obtained. No other corporate proceedings or actions are necessary on the part of Seller to authorize (i) the execution, delivery and performance of this Agreement and the other Transaction Documents by Seller, or (ii) the consummation by Seller of the transactions contemplated hereby and thereby.

4.3 Enforceability. Each of this Agreement and the other Transaction Documents has been duly executed and delivered by the Seller and constitutes a legal, valid and binding agreement of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of injunctive relief, specific performance and other equitable remedies.

4.4 No Conflicts or Consents. Except as set forth on Schedule 4.4, the execution, delivery, and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, by- laws, or other governing documents of Seller; (b) violate or conflict with any provision of Law or any Governmental Order applicable to Seller, the Business, or the Purchased Assets; (c) require the consent, notice, declaration, or filing with or other action by any other Person or require any permit, license, or Governmental Order; (d) violate or conflict with, result in the acceleration of, or create in any party the right to accelerate, terminate, modify, or cancel any Contract to which Seller is a party or by which Seller or the Business is bound or to which any of the Purchased Assets are subject; or (e) result in the creation or imposition of any Encumbrance on the Purchased Assets or the Business.

4.5 Business Financial Records; Liabilities.

(a) Schedule 4.5 sets forth the internal accounting records maintained by Seller with respect to the Business, consisting of the revenue, cost of revenue and operating expense information for the Oblivus product and the Purchased Assets for the period from May 2025 through August 2026 (the “Business Financial Records”). The Business Financial Records were prepared in good faith from the books and records of Seller, are accurate in all material respects, and fairly reflect in all material respects the revenue and expenses of the Business for the periods indicated. Buyer acknowledges that Seller does not prepare separate financial statements for the Business, and that the Business Financial Records are unaudited, have not been reviewed by an independent accountant, have not been prepared in accordance with generally accepted accounting principles, and do not include a balance sheet or the other components of complete financial statements.

(b) Except as set forth on Schedule 4.5(b), Seller has no Liabilities with respect to the Business or the Purchased Assets, except (i) those which are reflected in the Business Financial Records, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since August 31, 2026 and which are not, individually or in the aggregate, material in amount.

4.6 Absence of Certain Changes, Events and Conditions. Since January 1, 2026, there has not been any of the following with respect to Seller, any Purchased Asset or the Business:

(a) any event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) any transfer, assignment, sale or other disposition of any asset that would have been a Purchased Asset; and

(c) any material damage or loss, or any material interruption in use, of any Purchased Asset, whether or not covered by insurance.

4.7 Contracts. No Contracts are included in the Purchased Assets, and Buyer is not assuming any Contract or any Liability or obligation thereunder. The execution, delivery and performance of this Agreement by Seller and the transfer of the Purchased Assets to Buyer will not conflict with or result in a breach of, or require the consent of any other party under, any Contract to which Seller is a party.

4.8 Title to and Sufficiency of Purchased Assets. Seller is the sole owner of all right, title and interest in and to the Purchased Assets owned by Seller and has good title to all of such Purchased Assets, free and clear of any Encumbrances. No Person other than Seller has any beneficial ownership or other interest in or to any of the Purchased Assets, nor does any such other Person have any right or option to acquire any beneficial ownership or interest in or to any of the Purchased Assets. No unreleased mortgage, trust deed, chattel mortgage, security agreement, financing statement or other instrument encumbering any of the Purchased Assets has been recorded, filed, executed or delivered. There is no indebtedness for borrowed money, guarantee or other obligation of Seller or any of its Affiliates secured by any Purchased Asset, and no payoff letter, lien release, or consent, approval or notice of or to any Person is required in order to transfer the Purchased Assets to Buyer free and clear of all Encumbrances. Without limiting the foregoing, no convertible promissory note, simple agreement for future equity or other security issued by Seller, and no holder thereof, has or will have any Encumbrance on, security interest in, or right or claim to, any Purchased Asset, or any right to consent to, restrict or otherwise affect the sale of the Purchased Assets to Buyer that has not been obtained or waived. The Purchased Assets (including the assets set forth on Schedule 2.1) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing, without the need for any transition services from Seller or its Affiliates (other than the services of Founder under the Consulting Agreement and the services of the Transition Employee under Section 6.11), and constitute all of the rights, property, and assets necessary to conduct the Business as currently conducted. No additional license or other right or asset from Seller, Founder or any of their respective Affiliates will be necessary in order for Buyer to continue operating the Business following the Closing in substantially the same manner as conducted prior to the Closing. For the avoidance of doubt, no representation or warranty in this Agreement is made with respect to the Retained Businesses or any asset, right or property used in the Retained Businesses that is not a Purchased Asset.

4.9 Real Property. Seller does not own, lease, sublease, license or otherwise use or occupy any real property in connection with the Business and Seller is not a party to or bound by any Contract to purchase, lease or otherwise acquire or occupy any real property in connection with the Business.

4.10 Legal Proceedings; Governmental Orders.

(a) There are no Actions pending or, to Seller’s Knowledge, threatened against or by Seller (i) relating to or affecting the Business or the Purchased Assets; or (ii) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action. Seller has not received notice from any Person asserting facts or circumstances which are reasonably likely to give rise to the initiation of an Action relating to or affecting the Business or the Purchased Assets.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business or the Purchased Assets.

4.11 Compliance with Laws. To Seller’s Knowledge, Seller has complied, and is now complying, with all Laws applicable to the conduct of the Business and the ownership and use of the Purchased Assets. Seller has not received any notice of any non-compliance with any such Laws in connection with the Business or the Purchased Assets.

4.12 Taxes.

(a) All Tax Returns required to be filed by Seller or with respect to the Business or the Purchased Assets have been timely filed. Such Tax Returns are true, complete and correct in all respects. All Taxes due and owing by Seller or with respect to the Business or Purchased Assets (whether or not shown on any Tax Return) have been timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, stockholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller, the Business or the Purchased Assets.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not a party to any Action by any taxing authority. To Seller’s Knowledge, there are no pending or threatened Actions by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to Seller’s Knowledge, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(h) Seller is not, and has never been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(i) To Seller’s Knowledge, no written claim has ever been made and delivered to Seller by a Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction or that Seller must file Tax Returns.

(j) Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return (or any consolidated, combined, unitary or similar state or local Tax Return). Seller does not have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

4.13 Intellectual Property.

(a) Schedule 4.13(a) lists all Intellectual Property of the Seller relating to the Business.

(b) Schedule 4.13(b) contains a correct, current and complete list of all Intellectual Property Agreements, specifying for each the date, title, and parties thereto, and separately identifying the Intellectual Property Agreements: (i) under which Seller is a licensor or otherwise grants to any Person any right or interest relating to any Intellectual Property Asset; (ii) under which Seller is a licensee or otherwise granted any right or interest relating to the Intellectual Property of any Person; and (iii) which otherwise relate to Seller’s ownership or use of any Intellectual Property in the conduct of the Business as currently conducted, in each case identifying the Intellectual Property covered by such Intellectual Property Agreement. Seller has provided Buyer with true and complete copies (or in the case of any oral agreements, a complete and correct written description) of all such Intellectual Property Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each Intellectual Property Agreement is valid and binding on Seller in accordance with its terms and is in full force and effect. Seller is not in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Intellectual Property Agreement.

(c) Except as set forth on Schedule 4.13(c), Seller is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid and enforceable right to use all other Intellectual Property used or held for use in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances. The Intellectual Property Assets and Licensed Intellectual Property are all of the Intellectual Property necessary to operate the Business as presently conducted. Seller has entered into binding, valid and enforceable written Contracts with each current and former employee and independent contractor who is or was involved in or has contributed to the invention, creation, or development of any Intellectual Property during the course of employment or engagement with Seller whereby such employee or independent contractor (i) acknowledges Seller’s exclusive ownership of all Intellectual Property Assets invented, created or developed by such employee or independent contractor within the scope of his or her employment or engagement with Seller; (ii) grants to Seller a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and (iii) irrevocably waives any right or interest, including any moral rights, regarding such Intellectual Property, to the extent permitted by applicable Law. Seller has provided Buyer with true and complete copies of all such Contracts. All assignments and other instruments necessary to establish, record, and perfect Seller’s ownership interest in the Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars.

(d) Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, or require the consent of any other Person in respect of, Buyer’s right to own or use any Intellectual Property Assets or Licensed Intellectual Property in the conduct of the Business as currently conducted. Immediately following the Closing, all Intellectual Property Assets will be owned or available for use by Buyer on identical terms as they were owned or available for use by Seller immediately prior to the Closing.

(e) All of the Intellectual Property Assets and Licensed Intellectual Property are valid and enforceable, and all Intellectual Property Registrations are subsisting and in full force and effect. Seller has taken all reasonable and necessary steps to maintain and enforce the Intellectual Property Assets and Licensed Intellectual Property and to preserve the confidentiality of all Trade Secrets included in the Intellectual Property Assets, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements. To Seller’s Knowledge, all required filings and fees related to the Intellectual Property Registrations have been timely submitted with and paid to the relevant Governmental Authorities and authorized registrars. Seller has provided Buyer with true and complete copies of all file histories, documents, certificates, office actions, correspondence, assignments, and other instruments relating to the Intellectual Property Registrations.

(f) To Seller’s Knowledge, the conduct of the Business as currently and formerly conducted, including the use of the Intellectual Property Assets and Licensed Intellectual Property in connection therewith, and the products, processes, and services of the Business have not infringed, misappropriated, or otherwise violated the Intellectual Property or other rights of any Person. To Seller’s Knowledge, no Person has infringed, misappropriated, or otherwise violated any Intellectual Property Assets or Licensed Intellectual Property.

(g) There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or, to Seller’s Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Seller in the conduct of the Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets or Licensed Intellectual Property; or (iii) by Seller or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Assets. Seller is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Seller is not subject to any outstanding Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Assets or Licensed Intellectual Property.

(h) Schedule 4.13(h) contains a correct, current, and complete list of all social media accounts used by Seller in the conduct of the Business. Seller has complied with all terms of use, terms of service, and other Contracts and all associated policies and guidelines relating to its use of any social media platforms, sites, or services in the conduct of the Business (collectively, “Platform Agreements”). There are no Actions settled, pending, or threatened alleging (i) any breach or other violation of any Platform Agreement by Seller; or (ii) defamation, any violation of publicity rights of any Person, or any other violation by Seller in connection with its use of social media in the conduct of the Business.

(i) All Business IT Systems are in good working condition and are sufficient for the operation of the Business as currently conducted. In the past year, there has been no malfunction, failure, continued substandard performance, denial-of-service, or other cyber incident, including any cyberattack, or other impairment of the Business IT Systems that has resulted or is reasonably likely to result in disruption or damage to the Business. Seller has taken all commercially reasonable steps to safeguard the confidentiality, availability, security, and integrity of the Business IT Systems, including implementing and maintaining appropriate backup, disaster recovery, and Software and hardware support arrangements.

(j) To Seller’s Knowledge, Seller has complied with all applicable Laws and all internal or publicly posted policies, notices, and statements concerning the collection, use, processing, storage, transfer, and security of personal information in the conduct of the Business. In the past year, Seller has not (i) experienced any actual, alleged, or suspected data breach or other security incident involving personal information in its possession or control or (ii) been subject to or received any notice of any audit, investigation, complaint, or other Action by any Governmental Authority or other Person concerning Seller’s collection, use, processing, storage, transfer, or protection of personal information or actual, alleged, or suspected violation of any applicable Law concerning privacy, data security, or data breach notification, in each case in connection with the conduct of the Business, and to Seller’s Knowledge, there are no facts or circumstances that could reasonably be expected to give rise to any such Action.

4.14 Customers and Suppliers.

(a) Schedule 4.14(a) sets forth with respect to the Business (i) each customer of the Business who has paid aggregate consideration to Seller for goods or services of the Business in an amount greater than or equal to $10,000 for the current fiscal year to date (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer with respect to the Business during such period.

(b) Except as set forth on Schedule 4.14(a), Seller has not received any written notice that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(c) Schedule 4.14(c) sets forth with respect to the Business (i) each supplier to whom Seller has paid consideration for goods or services provided to the Business in an amount greater than or equal to $10,000. 00 for the current fiscal year to date (collectively, the “Material Suppliers”); and (ii) the amount of purchases by the Business from each Material Supplier during such periods.

(d) Except as set forth on Schedule 4.14(c), Seller has not received any written notice that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

4.15 Insurance

Schedule 4.15 sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability, cyber liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller during the past year. Except as set forth on Schedule 4.15, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of the Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if not yet due, accrued. All of the Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms; (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. Neither Seller nor any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.

4.16 Employment Matters.

(a) Schedule 4.16(a) contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full-time or part-time); (iii) hire or retention date; (iv) current annual base compensation rate or contract fee; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions, bonuses, fees and other compensation, payable to all employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof has been paid in full, and there are no outstanding agreements, understandings or commitments of Seller with respect to any compensation, commissions, bonuses or fees.

(b) Seller is not, and has not been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three years, any Union representing or purporting to represent any employee of Seller, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Seller or any employees of the Business. Seller has no duty to bargain with any Union.

(c) To Seller’s Knowledge, Seller is and has been in compliance with all applicable Laws pertaining to employment and employment practices to the extent they relate to employees, volunteers, interns, consultants and independent contractors of the Business, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave and unemployment insurance. To Seller’s Knowledge, any individuals characterized and treated by Seller as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. To Seller’s Knowledge any employee of the Business classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. To Seller’s Knowledge, Seller is in compliance with and has complied with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations.

(d) There are no Actions against Seller pending, or to Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Business, including any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, unemployment insurance or any other employment-related matter arising under applicable Laws. Seller has complied with the WARN Act and any similar state or local Law, and has no plans to undertake any action that would trigger the WARN Act or any such Law.

4.17 Related Party Transactions

Except as set forth on Schedule 4.17, no Restricted Party or any of its Affiliates (other than Seller) is a party to any Contract or arrangement involving the Business or has any interest in any Purchased Asset.

4.18 Brokers. Except for Acquire.com Brokerage Services, Inc., who is owed a closing fee by Seller (which fee shall be paid in full by Seller at or prior to the Closing and constitutes an Excluded Liability), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

4.19 Solvency; No Fraudulent Conveyance. Immediately after giving effect to the Transactions, Seller (a) will be solvent and will not be rendered insolvent by the Transactions, and (b) will be able to pay its Liabilities as they become due in the ordinary course of its business. Seller is not entering into this Agreement or the Transactions with the intent to hinder, delay or defraud any present or future creditor of Seller, and the consummation of the Transactions is not expected to have any such effect. The Transactions do not constitute a fraudulent conveyance or fraudulent transfer under applicable Law, or otherwise give rise to any right of any creditor of Seller to any of the Purchased Assets after the Closing.

4.20 Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

4.21 Limited Representations of Founder

Founder, solely in his individual capacity and solely with respect to the matters set forth in this Section 4.21, represents and warrants to Buyer, as of the date hereof, that: (a) Founder has full legal capacity to enter into and perform this Agreement for the limited purposes set forth in the preamble, and this Agreement constitutes a legal, valid and binding obligation of Founder for such purposes, enforceable against Founder in accordance with its terms, except to the extent that enforcement may be affected by Laws relating to bankruptcy, reorganization, insolvency and creditors’ rights and by the availability of equitable remedies; and (b) neither Founder nor any of his Affiliates (other than Seller) owns or has any right, title or interest in or to any Purchased Asset or any other asset necessary for the operation of the Business, and Founder has no claim against Buyer or the Purchased Assets relating to the Business. Founder makes no other representation or warranty and is not a seller of any assets hereunder.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Seller to enter into and perform its obligations under this Agreement, Buyer represents and warrants to the Seller that the statements contained in this ARTICLE V are true and correct as of the date hereof.

5.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware.

5.2 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by the Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms.

5.3 No Conflicts or Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) violate or conflict with any provision of the certificate of incorporation, bylaws or other organizational documents of Buyer; (b) violate or conflict with any provision of any Law or Governmental Order applicable to Buyer; or (c) require Buyer to obtain the consent, notice, declaration, or filing with or other action by any Person.

5.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

5.5 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Buyer’s knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

ARTICLE VI. COVENANTS

6.1 Confidentiality.

From the Closing until two years thereafter, the Restricted Parties shall, and shall cause their respective Affiliates to, hold, and shall use their reasonable best efforts to cause their respective directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents (“Representatives”) to hold, in confidence, and not use, any and all information, whether written or oral, concerning the Business and the Purchased Assets, except to the extent that a Restricted Party can show that such information: (a) is generally available to and known by the public through no fault of the Restricted Parties, any of their respective Affiliates, or their respective Representatives; or (b) is lawfully acquired by a Restricted Party, any of its Affiliates, or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual, or fiduciary obligation. If a Restricted Party or any of its Affiliates or their respective Representatives are compelled to disclose any information by Governmental Order or Law, such Restricted Party shall notify Buyer in writing and shall disclose only that portion of such information which is legally required to be disclosed.

6.2 Non-Competition; Non-Solicitation.

(a) Each Restricted Party acknowledges the competitive nature of the Business and accordingly agrees, in connection with the sale of the Purchased Assets, including the goodwill of the Business, which Buyer considers to be a valuable asset, and in exchange for good and valuable consideration, that for a period of two (2) years commencing on the Closing Date (the “Restricted Period”), each Restricted Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, (i) establish, own, operate, manage, control, be employed by, advise, assist, finance, or otherwise engage or participate in, anywhere in the world (the “Territory”), any business that engages in any of the following (each, a “Competing Business”): (1) selling or reselling GPU compute or other accelerated computing capacity; (2) providing GPU cloud or GPU-as-a-service services; (3) sourcing or aggregating GPU capacity for resale to customers; (4) operating a GPU compute marketplace or exchange; (5) brokering or arranging GPU compute transactions between suppliers and customers; (6) connecting customers seeking GPU compute with GPU owners, data centers or other compute suppliers for compensation; or (7) otherwise operating a business substantially similar to the Business as conducted by Seller as of the Closing; or (ii) cause, induce, or encourage any material actual or prospective client, customer, supplier, or licensor of the Business (including any existing or former client or customer of Seller and any Person that becomes a client or customer of the Business after the Closing), or any other Person who has a material business relationship with the Business, to terminate or materially modify any such actual or prospective relationship. Notwithstanding the foregoing, (A) a Restricted Party may own, directly or indirectly, solely as a passive investment, securities of any Person traded on any national securities exchange if such Restricted Party is not a controlling Person of, or a member of a group which controls, such Person, does not, directly or indirectly, own twenty percent (20%) or more of any class of securities of such Person, and does not serve as a director, officer, employee, consultant or advisor of, or otherwise participate in the management or operations of, such Person; and (B) nothing in this Section 6.2(a) shall prohibit a Restricted Party from engaging in artificial intelligence, software, infrastructure-management software, AI agents, cloud-management tools, consulting, data-center technology, or other activities that do not constitute a Competing Business, and the Retained Businesses shall not constitute a Competing Business; provided, that no Restricted Party shall use any such activity to provide, sell, resell, broker, aggregate or facilitate GPU compute capacity in competition with the Business as conducted by Seller as of the Closing.

(b) During the Restricted Period, each Restricted Party shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any person who is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided that nothing in this Section 6.2(b) shall prevent any Restricted Party or any of its Affiliates from hiring (i) any employee whose employment has been terminated by Buyer; or (ii) after one hundred eighty (180) days from the date of termination of employment, any employee whose employment has been terminated by the employee. For the avoidance of doubt, Seller’s continued employment of the Transition Employee in accordance with Section 6.11 shall not violate this Section 6.2.

(c) Each Restricted Party acknowledges that a material breach of this Section 6.2 may give rise to harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Restricted Party of any such obligations, Buyer may, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance, and any other relief that may be available from a court of competent jurisdiction.

(d) Each Restricted Party acknowledges that the restrictions contained in this Section 6.2 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 6.2 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. The covenants of Founder in this Section 6.2 and the similar covenants of Founder in the Consulting Agreement are coextensive and not cumulative, Buyer shall not be entitled to recover more than once for the same breach, and in the event of any inconsistency between them as applied to Founder, the covenant that is less restrictive shall control.

6.3 Public Announcements. Unless otherwise required by applicable Law, no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby without the prior written consent of the other Parties (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

6.4 Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer. Any Liabilities arising out of the failure of the Seller to comply with the requirements and provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction which would not otherwise constitute Assumed Liabilities shall be treated as Excluded Liabilities.

6.5 Transfer Taxes. All sales, use, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents, if any, shall be borne equally by Seller and Buyer when due. The Parties shall cooperate in the timely filing of any Tax Return or other document with respect to such Taxes or fees.

6.6 Further Assurances. Following the Closing, each of the Parties shall execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

6.7 Wrong Pockets; Shared Assets. From and after the Closing, (a) if Seller or any of its Affiliates receives or collects any funds relating to any Purchased Asset or the operation of the Business after the Closing, Seller shall remit such funds to Buyer within ten Business Days after its receipt thereof; (b) if Buyer receives any funds relating to any asset of Seller or any of its Affiliates that is not a Purchased Asset, Buyer shall remit such funds to Seller within ten Business Days after its receipt thereof; (c) if any asset, right, account, domain or repository that is a Purchased Asset or is used primarily in, or is necessary for, the operation of the Business (including any infrastructure, cloud account or code repository) is held by any Restricted Party or any of its Affiliates and was not transferred to Buyer at the Closing, the Parties shall cooperate reasonably and in good faith, without further consideration, to transfer such asset to Buyer or, if such asset is also used in the Retained Businesses, to provide Buyer with access to and use of such asset, in each case as reasonably necessary to give effect to the intent of this Agreement; and (d) if any asset, right, account, domain or repository that is not a Purchased Asset (including any asset used solely in the Retained Businesses) was transferred to Buyer or any of its Affiliates at the Closing, the Parties shall cooperate reasonably and in good faith, without further consideration, to return such asset to Seller, and if any Purchased Asset was also used in the Retained Businesses prior to the Closing, Buyer shall, for a transition period not to exceed six (6) months following the Closing, provide Seller with reasonable access to and use of such Purchased Asset solely for the Retained Businesses. Except as provided in clause (c) above, nothing in this Section 6.7 shall expand the definition of Purchased Assets or require Seller or any of its Affiliates to transfer, license or provide access to any asset used solely in the Retained Businesses.

6.8 Use of Name and Marks. From and after the Closing, the Restricted Parties shall, and shall cause their respective Affiliates and Representatives to, permanently cease all use of, and shall not use, the name “Oblivus” (and any translations, abbreviations, acronyms, derivatives or confusingly similar variations thereof), and any Trademarks, trade names, logos, domain names, social media accounts or handles, or other indicia of source incorporating or associated with any of the foregoing or otherwise included in the Intellectual Property Assets.

6.9 Release. Each Restricted Party, on behalf of itself and its Affiliates, successors, assigns, heirs, executors and personal representatives (collectively, the “Releasing Parties”), hereby unconditionally and irrevocably waives, releases and forever discharges, to the fullest extent permitted by applicable Law, Buyer and its Affiliates and their respective successors, assigns and Representatives (each, a “Released Party”) from any and all claims, demands, causes of action, damages, debts, Liabilities and obligations of every kind, whether known or unknown, suspected or unsuspected, at Law or in equity, which any Releasing Party now has, ever had or may have against any Released Party arising out of or relating to the Business or the Purchased Assets, in each case to the extent arising from any matter, cause, event or condition existing or occurring at or prior to the Closing; provided, however, that this Section 6.9 shall not release any rights or claims of any Releasing Party under this Agreement or any other Transaction Document. Each Restricted Party covenants not to, and shall cause the other Releasing Parties not to, commence or pursue any Action against any Released Party with respect to any matter released hereby.

6.10 Investment Right

(a) If, at any time during the period commencing on September 23, 2026 and ending on the date that is 60 days following the Closing Date (the “Investment Period”), Seller consummates a bona fide equity or convertible financing with one or more third-party investors (a “Qualified Financing”), Buyer (or, at Buyer’s election, Reliance Global Group, Inc. or any of its other Affiliates (each, a “Buyer Investor”)) shall have the right, but not the obligation, exercisable in its sole discretion, to invest up to $500,000 in the aggregate in Seller in such Qualified Financing, concurrently with such third-party investors, using the same form of security and on the same valuation and other economic terms as are applicable to the other investors purchasing the same security in such Qualified Financing; provided, that the Buyer Investor shall not be entitled to any governance or other rights granted specifically to a lead investor based upon such investor’s role or investment amount.

(b) If Seller does not consummate a Qualified Financing prior to the expiration of the Investment Period, then, at any time during the 60-day period following the expiration of the Investment Period, the Buyer Investor shall have the right, but not the obligation, exercisable in its sole discretion by written notice to Seller, to invest up to $500,000 in the aggregate in Seller pursuant to a simple agreement for future equity (a “SAFE”) with a post-money valuation cap of $50,000,000, which SAFE shall convert in connection with Seller’s next equity financing in accordance with its terms. The SAFE shall be substantially in the form of the then-current Y Combinator form of post-money SAFE with a post-money valuation cap (and without any side letter, pro rata, information, governance or other special rights), with such changes as are reasonably acceptable to the Buyer Investor and Seller, and Seller shall execute and deliver the SAFE and accept the Buyer Investor’s investment within 10 Business Days following delivery of such written notice.

(c) During the Investment Period, Seller shall give Buyer prompt written notice (and in any event no later than five Business Days prior to the anticipated closing thereof) of any proposed Qualified Financing, setting forth the material terms thereof, and shall provide the Buyer Investor with the same diligence materials and access provided to other investors participating in such Qualified Financing, subject to customary confidentiality protections. The Buyer Investor shall notify Seller in writing whether it elects to participate in such Qualified Financing within three Business Days after receipt of such notice, failing which its right under Section 6.10(a) with respect to such Qualified Financing shall lapse. Any Buyer Investor that participates shall be an “accredited investor” and shall execute the same subscription and investor documentation as the other investors in such Qualified Financing (other than documentation specific to a lead investor).

(d) Nothing in this Section 6.10 obligates Buyer or any Buyer Investor to make any investment in Seller. The aggregate amount that may be invested by the Buyer Investors under this Section 6.10 (whether in a Qualified Financing or pursuant to a SAFE) shall not exceed $500,000, and the rights of the Buyer Investors hereunder are separate from, and are not a condition to, the sale of the Purchased Assets. The sole and exclusive remedy of Buyer and the Buyer Investors for any breach of this Section 6.10 shall be specific performance of Seller’s obligations hereunder, and no such breach shall give rise to any claim for indemnification under ARTICLE VII or for damages. Any investment by a Buyer Investor pursuant to this Section 6.10 shall not constitute consideration for the Purchased Assets, shall not reduce, offset or otherwise affect the

Purchase Price or any Milestone Payment, and shall not limit any right or remedy of any Buyer Indemnitee under this Agreement. The Seller shall take all actions (including obtaining any required board, stockholder or investor approvals or waivers) necessary to give effect to this Section 6.10. Each Buyer Investor is an express third-party beneficiary of this Section 6.10.

6.11 Transferred Personnel

(a) Schedule 6.11 sets forth (i) Mohammed Altafur Rahman (party to the Consulting Agreement with Seller effective as of August 6, 2025), who has agreed to enter into an employment, consulting or similar agreement with Buyer or one of its Affiliates effective as of the Closing (the “Transferred Personnel”), and (ii) Sean Auriti (party to the Employment Covenants Agreement with Seller dated as of September 26, 2024), who shall remain employed by Seller following the Closing and shall provide the Transition Services in accordance with Section 6.11(d) (the “Transition Employee”). The agreements referred to in clauses (i) and (ii) above (together with any other employment, consulting or similar agreement between Seller and the Transferred Personnel or the Transition Employee, the “Personnel Agreements”).

(b) Effective as of the Closing, Seller shall terminate the engagement of the Transferred Personnel and shall pay, at or prior to the Closing (or, to the extent not then determinable, when due), all wages, fees, bonuses, commissions, expense reimbursements and other amounts earned or accrued by the Transferred Personnel through the Closing Date, including any prorated monthly fee for the period through the Closing Date. All Liabilities of Seller or any of its Affiliates to or in respect of any Transferred Personnel arising out of or relating to any period at or prior to the Closing, or to any Personnel Agreement (in each case, other than Liabilities arising out of the engagement or employment of the Transferred Personnel by Buyer or its Affiliates after the Closing or for which Buyer is responsible under this Section 6.11), are Excluded Liabilities. Buyer shall be solely responsible for the terms of employment or engagement of the Transferred Personnel with Buyer and its Affiliates. Seller makes no representation or warranty regarding, and shall have no Liability for, the continued employment or engagement of any Transferred Personnel by Buyer or its Affiliates after the Closing or the performance of any Transferred Personnel for Buyer or its Affiliates.

(c) Seller hereby (i) waives, and releases each of the Transferred Personnel and the Transition Employee from, any non-competition, non-solicitation, non-hire, non-recruitment or similar restriction under any Personnel Agreement or otherwise, solely to the extent it would restrict such individual from being employed or engaged by, or performing services for, Buyer or any of its Affiliates in the Business, and (ii) assigns to Buyer, as Purchased Assets and notwithstanding the exclusion of Contracts from the Purchased Assets, all of Seller’s rights under each Personnel Agreement with respect to Inventions, Work Product, Proprietary Information and Confidential Information (as such terms are defined therein), in each case solely to the extent constituting, embodied in or relating to the Business or the Purchased Assets, including the right to enforce the assignment, license, confidentiality and further-assurance provisions thereof solely with respect thereto. For the avoidance of doubt, Seller retains all of its rights under each Personnel Agreement to the extent relating solely to the Retained Businesses.

(d) Transition Services. For a period of three (3) months commencing on the Closing Date (the “Transition Period”), the Transition Employee shall remain employed by

Seller, and Seller shall cause the Transition Employee to devote one hundred percent (100%) of his business time and efforts to assisting Buyer and its Affiliates in training Buyer’s personnel and transitioning the Business to Buyer, in each case at the reasonable direction of Buyer (the “Transition Services”). In consideration thereof, Buyer shall reimburse Seller $14,353.32 per month during the Transition Period (each, a “Transition Payment”), with the first Transition Payment due at the Closing and each subsequent Transition Payment due on the first day of each calendar month thereafter during the Transition Period (for a total of three (3) Transition Payments), in each case by wire transfer of immediately available funds and without set-off, deduction or withholding. Seller shall remain responsible for payment of the Transition Employee’s compensation to him and for the related withholding of payroll Taxes.

(e) Transition Period Terms. The Transition Employee shall remain an employee of Seller for all purposes, and Seller shall retain sole responsibility for the Transition Employee’s employment relationship with Seller; provided, that Buyer and its Affiliates shall be responsible for the day-to-day direction of the Transition Services and shall comply with all applicable Laws in doing so. Seller shall use commercially reasonable efforts to cause the Transition Employee to perform the Transition Services; provided, that Seller shall have no Liability for any failure to perform resulting from the death, disability, resignation or termination for cause of the Transition Employee or from any failure of Buyer to cooperate, and in any such case the Transition Payments shall abate on a pro rata basis for the period following such event. The Transition Services are provided “as is,” and Seller makes no representation or warranty as to the results thereof. Buyer shall indemnify, defend and hold harmless the Seller Indemnitees from and against all Losses arising out of any Third Party Claim to the extent arising from the direction of the Transition Employee by Buyer or its Affiliates or the use of the Transition Services or any work product thereof, except to the extent resulting from Seller’s gross negligence or willful misconduct. All Inventions and work product created by the Transition Employee in the course of performing the Transition Services and relating to the Business shall be owned by Buyer, and Seller hereby assigns the same to Buyer. During the Transition Period, Buyer shall not, without Seller’s prior written consent, solicit for employment or engagement, or hire or engage, the Transition Employee other than through the arrangements set forth in this Section 6.11. On or before the last day of the Transition Period, Buyer shall notify Seller in writing whether Buyer elects to offer the Transition Employee full-time employment following the Transition Period and, if so, Buyer may make such offer effective as of the end of the Transition Period. Seller consents to any such offer, and no such offer or resulting employment shall violate this Agreement. If Buyer elects not to make such an offer, or the Transition Employee does not accept it, Seller shall determine in its sole discretion whether to continue its employment or other working relationship with the Transition Employee, and Buyer shall have no obligation to Seller or the Transition Employee in respect thereof. Notwithstanding anything to the contrary in this Agreement, Buyer’s obligations with respect to the Transition Employee and the Transition Services are limited to the Transition Payments and the other obligations expressly set forth in this Section 6.11, and nothing in this Section 6.11 shall cause Buyer to assume, or constitute an Assumed Liability with respect to, any Liability of Seller relating to the Transition Employee or his employment, or otherwise expand any obligation or Liability of Buyer under this Agreement.

ARTICLE VII. INDEMNIFICATION

7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, that (a) the Fundamental Representations and the representations and warranties contained in Section 5.1 (Organization of Buyer), Section 5.2 (Authority of Buyer) and Section 5.3 (No Conflicts or Consents) shall survive for six (6) years from the Closing Date, (b) the representations and warranties in Section 4.12 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days, and (c) the representations and warranties in Section 4.13 (Intellectual Property) shall survive until the date that is two (2) years from the Closing Date. All covenants and agreements of the Parties contained herein shall survive the Closing in accordance with their respective terms (and, if no period is specified therein and such covenant or agreement is to be performed at or prior to the Closing, for twelve (12) months following the Closing Date). Notwithstanding the foregoing, (i) any claim based upon, arising out of, with respect to or by reason of Fraud shall survive the Closing indefinitely and may be asserted at any time, regardless of the survival period otherwise applicable to the underlying representation, warranty, covenant or agreement, and (ii) any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by the non- breaching Party or Parties to the breaching Party or Parties prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation, warranty, covenant or agreement, and such claims shall survive until finally resolved.

7.2 Indemnification by Seller. Subject to the other terms and conditions of this ARTICLE VII (including the limitations set forth in Section 7.8), Seller shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of the Seller pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Excluded Liability;

(d) any Third Party Claim based upon, resulting from or arising out of the operation of the Business by Seller prior to the Closing, to the extent constituting an Excluded Liability; and/or

(e) any Fraud of Seller.

7.3 Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and defend each of Seller and its Affiliates (including Founder) and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement;

(c) any Assumed Liability and

. (d) the ownership or operation of the Business or the Purchased Assets by Buyer or its Affiliates from and after the Closing, except to the extent Seller is obligated to indemnify the Buyer Indemnitees therefor under Section 7.2.

7.4 Indemnification Procedures. Any Party making a claim under this ARTICLE VII is referred to as the “Indemnified Party”, and any Party against whom such claims are asserted under this ARTICLE VII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a Party or an Affiliate of a Party or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 45 calendar days after receipt of such notice of such Third Party Claim. Notwithstanding the foregoing, the failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within 15 calendar days of receipt of notice of a Third Party Claim, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that the Indemnifying Party may assume such defense only if, in such written notice, the Indemnifying Party (1) unconditionally acknowledges in writing its obligation to indemnify the Indemnified Party for all Losses arising out of such Third Party Claim, and (2) provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party has the financial resources to defend against such Third Party Claim and to satisfy its indemnification obligations hereunder; provided, further, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to assume, defend or direct the defense of any such Third Party Claim that (t) is asserted directly by or on behalf of a Person that is a supplier or customer of Buyer or its Affiliates, (u) seeks an injunction or other equitable relief against the Indemnified Party, (v) involves a criminal or quasi-criminal Action or allegation, (w) is asserted by or involves any Governmental Authority, (x) relates to Taxes or to any actual or alleged violation of any Law relating to privacy, data protection, data security or data breach notification, (y) relates to Losses that, together with all other pending Third Party Claims, would reasonably be expected to exceed the applicable limitation on recovery by the Buyer Indemnitees under Section 7.8, or (z) the Indemnified Party determines in good faith could reasonably be expected to materially and adversely affect the Indemnified Party or its Affiliates other than as a result of monetary damages. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.4(b), it shall have the right to take such action as it deems reasonably necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party; provided, that, if, in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or timely defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, is not entitled to assume such defense pursuant to the foregoing provisos, or fails to diligently prosecute the defense of such Third Party Claim (or ceases to actively and diligently conduct such defense, in which case it shall lose any previously acquired right to control such defense), the Indemnified Party may, subject to Section 7.4(b), pay, compromise, and/or defend such Third Party Claim on behalf of and for the account and risk of the Indemnifying Party and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim, including the fees, costs and expenses incurred by the Indemnified Party in undertaking such defense or other actions. The Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 6.1) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into a settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.4(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.4(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.5 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE VII, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such agreement or final, non-appealable adjudication by wire transfer of immediately available funds. The Parties agree that, should an Indemnifying Party not make full payment of any such obligations within such 15 Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a rate per annum equal to five percent (5%). Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

7.6 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

7.7 Effect of Investigation. No Buyer Indemnitee shall be entitled to indemnification under this ARTICLE VII for any inaccuracy in or breach of any representation or warranty of Seller (or any Losses arising therefrom) to the extent Buyer or any of its Representatives had knowledge thereof prior to the Closing, including as a result of Buyer’s due diligence investigation of the Business or any information made available to Buyer or its Representatives.

7.8 Limitations on Indemnification. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, the following limitations shall apply to the indemnification obligations and other liabilities of Seller and Founder under this Agreement (including under this ARTICLE VII).

(a) De Minimis Claims. Seller shall not be liable under Section 7.2(a) for any individual claim, or series of related claims arising out of the same facts or circumstances, unless the Losses resulting therefrom exceed $10,000 (the “De Minimis Amount”), and Losses that do not exceed the De Minimis Amount shall not be counted toward the Basket.

(b) Basket. Seller shall not be liable under Section 7.2(a) unless and until the aggregate amount of all Losses for which indemnification is available thereunder exceeds $30,000 (the “Basket”), in which event Seller shall be liable for all such Losses from the first dollar.

(c) General Cap. The maximum aggregate liability of Seller under Section 7.2(a), other than in respect of the Fundamental Representations or Fraud, shall not exceed $375,000 (the “General Cap”).

(d) Overall Cap. The maximum aggregate liability of Seller and Founder, collectively, for all Losses under this ARTICLE VII (including in respect of the Fundamental Representations, the Excluded Liabilities and any breach of covenant, but excluding Fraud) shall not exceed the portion of the Purchase Price actually paid to Seller (including any Milestone Payment actually paid, but excluding any amount deposited with the Escrow Agent and released to Buyer) (the “Overall Cap”). Amounts paid in respect of the General Cap shall count toward the Overall Cap.

(e) Non-Recourse. All claims arising under or relating to this Agreement may be made only against Seller, except as provided in this Section 7.8(e). No equityholder, director, officer, employee, Affiliate or Representative of Seller (including Founder) shall have any liability to any Buyer Indemnitee under or in connection with this Agreement, any other Transaction Document or the Transactions, whether in contract, tort or otherwise, except (i) Founder’s obligations under Section 4.21 (Limited Representations of Founder), Section 6.2 (Non- Competition; Non-Solicitation), Section 6.8 (Use of Name and Marks) and Section 6.9 (Release) and under the Consulting Agreement, in each case in accordance with their respective terms, and (ii) such Person’s own Fraud. Notwithstanding anything to the contrary in this Agreement, (x) any claim against Founder arising out of or relating to Section 4.21 (Limited Representations of Founder) shall be subject to the survival periods and limitations set forth in Section 7.1 and Sections 7.8(a), (b), (c) and (f), and (y) the aggregate liability of Founder for all claims arising out of or relating to this Agreement and the Transactions (other than Founder’s own Fraud and Founder’s obligations under the Consulting Agreement, which shall be governed by its terms) shall not exceed the portion of the Purchase Price actually received by Founder (whether directly or by distribution from Seller), and in no event shall the aggregate liability of Seller and Founder, collectively, exceed the Overall Cap.

(f) Certain Damages. Seller shall not be liable for, and “Losses” shall not include, any punitive, exemplary, special, indirect, consequential or incidental damages, lost profits, diminution in value or loss of business opportunity, or damages calculated by reference to any multiple of revenue, earnings or any other metric, except in the case of Fraud or to the extent actually awarded to a third party in respect of a Third Party Claim.

7.9 Exclusive Remedy. From and after the Closing, the indemnification provisions of this ARTICLE VII shall be the sole and exclusive remedy of the Parties and their respective Affiliates and Representatives (including the Buyer Indemnitees and the Seller Indemnitees) for any and all claims, whether in contract, tort, under statute or otherwise, arising out of or relating to this Agreement, the Business, the Purchased Assets or the Transactions, including any breach of any representation, warranty, covenant or agreement contained herein; provided, that nothing in this Section 7.9 shall limit (a) any Person’s right to seek specific performance or injunctive relief under Section 8.10 with respect to covenants to be performed after the Closing, (b) the determination of the Milestone Payments in accordance with Section 2.6, or (c) any claim for Fraud.

7.10 Mitigation; Insurance; No Double Recovery. Each Buyer Indemnitee shall use commercially reasonable efforts to mitigate any Loss for which indemnification may be sought under this ARTICLE VII. The amount of any Loss for which indemnification is provided shall be reduced by any insurance proceeds, indemnity, contribution or other amounts actually recovered by the Buyer Indemnitees from third parties (net of any costs of recovery, deductibles and resulting premium increases), and the Buyer Indemnitees shall use commercially reasonable efforts to pursue such recoveries. No Buyer Indemnitee shall be entitled to recover more than once for the same Loss, and Seller shall have no liability for any Loss to the extent such Loss relates to an Assumed Liability or was taken into account in determining the Purchase Price.

7.11 No Set-Off; Escrow. Buyer shall not be entitled to withhold, set off or recoup any Losses or other amounts claimed under this ARTICLE VII or otherwise against the Milestone Payments, the First Milestone Payment held by the Escrow Agent, any amount payable under the Consulting Agreement, any amount payable in connection with any investment contemplated by Section 6.10, or any other amount owing to Seller or Founder under any Transaction Document. The Escrow Agreement shall provide that the funds held thereunder are held solely in respect of the First Milestone Payment and shall not be available to satisfy any claim for indemnification under this ARTICLE VII.

7.12 No Other Representations; Non-Reliance. Except for the representations and warranties expressly set forth in ARTICLE IV (as qualified by the Schedules) and in any certificate delivered by Seller at the Closing, neither Seller nor any other Person makes, and Buyer expressly disclaims reliance on, any representation or warranty, express or implied, at law or in equity, with respect to Seller, the Business, the Purchased Assets or the Transactions, including as to the accuracy or completeness of any projections, forecasts, estimates, financial information, memoranda, data room materials or other information (including information furnished in connection with Buyer’s due diligence) provided or made available to Buyer or its Representatives, or as to the future revenue or results of the Business (including the Revenue to be achieved during any Milestone Period).

ARTICLE VIII. MISCELLANEOUS

8.1 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

8.2 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.2):

If to Seller: Skyportal Inc. 407 N. Maple Drive, Ground Floor Beverly Hills, California 90210 E-mail: matt@skyportal.ai Attention: Matt Antoun with a copy to (which shall not constitute notice):

Foundation Law Group LLP 4100 W. Alameda Street, 3rd Floor Burbank, CA 91505 E-mail: armen@foundationlaw.com Attention: Armen S. Martin, Esq.

If to Buyer: GPU Exchange Corp. c/o Reliance Global Group, Inc. 300 Blvd. of the Americas, Suite 105, Lakewood, NJ 08701 E-mail: jkorman@relianceglobalgroup.com Attention: Judah Korman with a copy to: Duane Morris LLP 201 S. Biscayne Boulevard, Suite 3400 Miami, FL 33131-4325

E-mail: SRutenberg@duanemorris.com Attention: Stephen Rutenberg

8.3 Interpretation; Headings. For purposes of this Agreement, unless the context otherwise requires, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Schedules and Exhibits mean the Articles and Sections of, and the Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to any Law means such Law as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

8.4 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

8.5 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, Exhibits and Schedules (other than an exception to a representation expressly set forth as such in the Schedules), the statements in the body of this Agreement will control.

8.6 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed; provided, however, that Buyer may, without the consent of Seller, assign all or any portion of its rights under this Agreement to Reliance Global Group, Inc. or any of its direct or indirect subsidiaries, so long as no obligations of Buyer hereunder are transferred to such assignee. No assignment shall relieve the assigning Party of any of its obligations hereunder.

8.7 No Third-Party Beneficiaries. Except as provided in ARTICLE VII and Section 6.10, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.8 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

8.9 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF DELAWARE IN EACH CASE LOCATED IN THE CITY OF WILMINGTON AND COUNTY OF NEW CASTLE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PREVAILING PARTY OF ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE ENTITLED TO RECOVER REASONABLE ATTORNEYS’ FEES IN CONNECTION WITH SUCH LEGAL SUIT, ACTION OR PROCEEDING.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.9(c).

8.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof and other equitable relief, without proof of actual damages and without any requirement to post a bond or other security, in addition to any other remedy to which they are entitled at law or in equity.

8.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

SELLER:

SKYPORTAL INC.

By
Name:	Matthew Antoun
Title:	Chief Executive Officer

FOUNDER (solely for the limited purposes set forth in the preamble):

____________________________

Matthew Antoun

BUYER:

GPU EXCHANGE CORP.

By
Name:
Title:

EXHIBIT A DEFINITIONS

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For purposes of Section 4.21 (Limited Representations of Founder), Section 6.1 (Confidentiality), Section 6.2 (Non-Competition; Non-Solicitation), Section 6.8 (Use of Name and Marks) and Section 6.9 (Release), the Affiliates of Founder shall include Seller and any other Person in controlled by Founder or for which Founder serves as a director, officer, manager, employee, consultant or advisor.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Business IT Systems” means all Software, computer hardware, servers, networks, platforms, peripherals, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data, and video) owned, leased, licensed, or used (including through cloud- based or other third-party service providers) in the conduct of the Business.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, to which Seller is a party, or by which Seller, the Business or the Purchased Assets are bound.

“Dollars” or “$” means the lawful currency of the United States.

“Escrow Agent” means Acquiom Clearninghouse LLC, a mutually acceptable independent third-party escrow agent, or any successor escrow agent appointed in accordance with the Escrow Agreement.

“Escrow Agreement” means the escrow agreement entered into in connection with the Closing by and among Buyer, Seller and the Escrow Agent, pursuant to which the Escrow Agent will hold and disburse the amount deposited pursuant to Section 2.5(b)(ii) in accordance with this Agreement. The fees and expenses of the Escrow Agent shall be borne equally by Buyer and Seller.

“Fraud” means actual and intentional fraud by Seller or Founder with respect to the making of the representations and warranties expressly set forth in ARTICLE IV and Section 4.21 (in each case as qualified by the Schedules), which shall be deemed to exist if such Person made such representation or warranty with actual knowledge of its falsity with the intention of inducing Buyer to rely thereon, and upon which Buyer relied, but excluding constructive fraud and negligent misrepresentation. For purposes of this definition, the knowledge of Founder and of any director or officer of Seller shall be imputed to Seller solely for purposes of determining whether Seller committed Fraud, and Founder shall not be liable for any Fraud of Seller or any other Person unless Founder personally committed such Fraud with actual knowledge that such representation or warranty was false when made. The limitations in clauses (a) through (d) and (f) of Section 7.8 shall not apply to Fraud.

“Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization and Qualification of Seller), Section 4.2 (Authority of Seller) and Section 4.3 (Enforceability).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Intellectual Property” means any and all rights in, arising out of, or associated with any of the following in any jurisdiction throughout the world: (a) issued patents and patent applications (whether provisional or non-provisional), including divisionals, continuations, continuations-in- part, substitutions, reissues, reexaminations, extensions, or restorations of any of the foregoing, and other Governmental Authority-issued indicia of invention ownership (including certificates of invention, petty patents, and patent utility models) (“Patents”); (b) trademarks, service marks, brands, certification marks, logos, trade dress, trade names, and other similar indicia of source or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications for registration, and renewals of, any of the foregoing (“Trademarks”); (c) copyrights and works of authorship, whether or not copyrightable, and all registrations, applications for registration, and renewals of any of the foregoing (“Copyrights”); (d) internet domain names and social media account or user names (including “handles”), whether or not Trademarks, all associated web addresses, URLs, websites and web pages, social media sites and pages, and all content and data thereon or relating thereto, whether or not Copyrights; (e) trade secrets, know-how, inventions (whether or not patentable), discoveries, improvements, technology, business and technical information, databases, data compilations and collections, tools, methods, processes, techniques, and other confidential and proprietary information and all rights therein (“Trade Secrets”); (f) computer programs, operating systems, applications, firmware and other code, including all source code, object code, application programming interfaces, data files, databases, protocols, specifications, and other documentation thereof (“Software”); (g) rights of publicity; and (h) all other intellectual or industrial property and proprietary rights.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, domain name registration agreements, terms of service and other Contracts, whether written or oral, relating to Intellectual Property that is used or held for use in the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and used or held for use in the conduct of the Business as currently conducted, together with all (i) royalties, fees, income, payments, and other proceeds now or hereafter due or payable to Seller with respect to such Intellectual Property; and (ii) claims and causes of action with respect to such Intellectual Property, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal or equitable relief for past, present, or future infringement, misappropriation, or other violation thereof.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar in any jurisdiction, including issued Patents, registered Trademarks, domain names and Copyrights, and pending applications for any of the foregoing.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Licensed Intellectual Property” means all Intellectual Property in which Seller holds any rights or interests granted by other Persons, including any of Seller’s Affiliates, that is used or held for use in the conduct of the Business as currently conducted.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive, exemplary, special, indirect, consequential or incidental damages, lost profits, diminution in value or loss of business opportunity, or damages calculated by reference to any multiple of revenue, earnings or any other metric, except in the case of Fraud or to the extent actually awarded to a third party in respect of a Third Party Claim.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, or (b) the value of the Purchased Assets; provided, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) any adverse change, event, development, or effect arising from or relating to general business or economic conditions, (ii) conditions generally affecting the industry in which the Business operates, (iii) any changes in financial, banking, or securities markets generally, (iv) any changes in applicable Law or accounting rules or principles, (v) any natural or man-made disaster, acts of war, terrorism, or pandemics, or (vi) the announcement, pendency, or completion of the transactions contemplated by this Agreement, except in the case of clauses (i) through (v), to the extent such changes disproportionately affect the Business relative to similarly situated businesses in the same industry.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Schedules” means the disclosure schedules to this Agreement delivered by Seller concurrently with the execution and delivery of this Agreement, and the other Schedules to this Agreement, as contemplated herein.

“Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Founder or any director or officer of Seller, after reasonable inquiry of the employees of Seller having primary responsibility for the matter in question.

“Tax” or “Taxes” means (i) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheat, unclaimed property, abandoned property, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever in the nature of a tax (whether or not disputed), together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by Contract, or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale and Assignment, the Consulting Agreement, the IP Assignment Agreement and the other agreements, certificates, instruments and documents required to be delivered pursuant to this Agreement in connection with the Closing.

“Transactions” means the transactions contemplated by this Agreement and the other Transaction Documents.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder.

SCHEDULE 6.11

TRANSFERRED PERSONNEL; TRANSITION EMPLOYEE; AND PERSONNEL AGREEMENTS

Transition Employee – Sean Auriti (employee); Buyer to reimburse Seller $14,353.32 per month for three (3) months). Employment Covenants Agreement, dated as of September 26, 2024, between Skyportal Inc. and Sean Auriti.

Transferred Personnel – Mohammed Altafur Rahman (independent contractor). Consulting Agreement, effective as of August 6, 2025, between Skyportal Inc. and Mohammed Altafur Rahman, including Exhibit A (Services; Compensation) thereto.